Exhibit 99.1

VIA SEDAR

October 1, 2020

Autorité des marchés financiers

Alberta Securities Commission

British Columbia Securities Commission

Manitoba Securities Commission

Ontario Securities Commission

Subject:	Acasti Pharma Inc. (the “Corporation”)
Report on the Voting Results, in accordance with article 11.3 of Regulation 51-102 respecting Continuous Disclosure Obligations (“Regulation 51-102”)

Following the annual and special meeting of shareholders of the Corporation held on September 30, 2020 (the “AGM”), this report presents the items voted on during the AGM and the corresponding voting results, in accordance with article 11.3 of Regulation 51-102. For more detailed information on the proposals submitted to shareholders, please refer to the management information circular and proxy statement of the Corporation dated August 31, 2020 (the “Circular”).

According to the scrutineer’s reports, being present in person or by proxy, were the holders of 10,279,286 common shares, or 10.61%, of the 96,869,143 common shares issued and outstanding on September 8, 2020, the record date for the AGM.

The following individuals were elected as directors of Acasti at its AGM: Roderick N. Carter, Jean-Marie (John) Canan, Jan D’Alvise and Donald Olds.

1. Election of the directors of the Corporation for the ensuing year

Nominee	Votes For	% Votes For	Votes Withheld	% Votes Withheld
Roderick N. Carter	7,689,988	74.81%	2,589,298	25.19%
Jean-Marie (John) Canan	7,736,464	75.26%	2,542,822	24.74%
Jan D’Alvise	7,681,263	74.73%	2,598,023	25.27%
Donald Olds	7,784,581	75.73%	2,494,705	24.27%

2. Appointment of KPMG LLP as auditors for the ensuing year and to authorize the board of directors of the Corporation (the “Board”) to fix their remuneration

Votes Cast For	% Votes Cast For	Votes Cast Against	% Cast Votes Against
8,187,946	90.54%	855,557	9.46.%

3. Ordinary resolution approving an advisory (non-binding) resolution approving the compensation of our named executive officers, as more particularly described in the Circular

Votes Cast For	% Votes Cast For	Votes Cast Against	% Votes Cast Against
5,222,830	58.62%	3,687,193	41.38%

4. Ordinary resolution approving an advisory (non-binding) resolution on the frequency of the future “say on pay” votes, as more particularly described in the Circular

Number of Shares			Percentage of Votes Cast
1 Year	2 Year	3 Year	1 Year	2 Year	3 Year
7,035,191	320,698	2,175,841	73.81%	3.36%	22.83%

5. Ordinary resolution approving, ratifying and confirming certain amendments to the Corporation’s stock option plan, as more particularly described in the Circular

Votes Cast For	% Votes Cast For	Votes Cast Against	% Votes Cast Against
4,786,055	54.52%	3,993,282	45.48%

(Disinterested Shareholders only – 159,500 shares are excluded)

6. Ordinary resolution approving, ratifying and confirming certain amendments to the Corporation’s equity incentive plan, as more particularly described in the Circular

Votes Cast For	% Votes Cast For	Votes Cast Against	% Votes Cast Against
4,881,604	55.56%	3,904,357	44.44%

(Disinterested Shareholders only – 159,500 shares are excluded)

7. Ordinary resolution approving, ratifying and confirming the adoption of the amended and restated general by-law of the Corporation, as more particularly described in the Circular

Votes Cast For	% Votes Cast For	Votes Cast Against	% Votes Cast Against
6,083,640	72.98%	2,252,032	27.02%

Sincerely,

/s/ Jan D’Alvise

Jan D’Alvise

Chief Executive Officer